Exhibit 23.5

                         Consent of Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_______) and related Prospectus of Maverick Tube Corporation for the registration of 16,463,302 shares of its common stock and to the use and incorporation by reference therein of our report dated January 31, 2000 (except for Note 9 which is as of July ___, 2000), with respect to the consolidated financial statements of Prudential Steel Ltd. for the years ended December 31, 1999, 1998 and 1997 included in Maverick Tube Corporation's proxy statement on Schedule 14A, filed July 7, 2000 with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP
                                            Chartered Accountants

July 20, 2000
Calgary, Canada